STOCK PURCHASE AGREEMENT

Agreement made and entered into as of July 22, 2005, among Whitehorse Technology Limited, a major shareholder of China Safetech Holdings Limited, 4/F, East 3/B. Technology Saige, Hua Qiang, Shenzhen, P.R.C., 518028, (hereinafter referred to as the "Buyer"), First Asia International Holdings Limited, Room 3505-6, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, (hereinafter referred to as the “Seller”), and Apex Wealth Enterprises Limited, a British Virgin Islands corporation (hereinafter referred to as the "Company").

This Agreement sets forth the terms and conditions upon which Seller is selling to the Buyer and the Buyer is purchasing from the Seller 8,862,000 shares of the issued and outstanding common stock of the Company, representing approximate 67.82% of the issued and outstanding common stock of the Company as of July 21, 2005 (hereinafter referred to as the "Shares").

In Consideration of the mutual agreements contained herein, the parties hereby agree as follows:

I.  SALE OF THE SHARES

1.01

Shares being Sold.  Subject to the terms and conditions of this Agreement, the Seller is selling and transferring the Shares to the Buyer at the closing provided for in Section 1.03 hereof (the "Closing"), free and clear of all liens, charges, or encumbrances of whatsoever nature.

1.02

Consideration.  An aggregate total of US$850,000 (US$0.0959 per share) shall be due and payable on the closing date under the terms of this Agreement for purchase of the Shares.

It is mutually understood that simultaneously with execution of this Agreement, Apex Wealth Enterprises, Ltd., China Safetech Holdings Limited and the shareholders of China Safetech Holdings Limited shall execute an Agreement for Share Exchange pursuant to which Apex shall acquire all of the issued and outstanding stock of China Safetech Holdings Limited in exchange for the issuance of 8,138,000 shares of Apex common stock.  At the time of completion of the share exchange transaction, the assets of China Safetech Holdings Limited shall include ownership of its wholly owned subsidiary company Golden Group Corporation (Shen Zhen) Limited.

1.03

Closing.  The Closing of the transactions provided for in Section 1.04 and 1.05 shall take place on September 18, 2005, or at such other date and time as the parties may mutually agree in writing. The closing of this stock purchase agreement is subject to the completion of the closing of the share exchange agreement.

1.04

Delivery by the Seller.  At the Closing, the Seller shall instruct the transfer agent to deliver to the Buyer certificates representing the Shares.

1.05

Delivery by the Buyer.  At the Closing the Buyer shall deliver to the Seller the cash payment of US$850,000 as specified in Section 1.02 to the Seller.

II. RELATED TRANSACTIONS.

2.01

Finder.   The Seller and the Buyer acknowledge that there were no finders with respect to the transaction contemplated herein.

2.02

Resignations.  At the Closing, all of the current directors and officers of the Company shall deliver their resignations after the Buyer has appointed new directors.

III. REPRESENTATIONS AND WARRANTIES OF COMPANY & SELLER.

The Company and the Sellers hereby represent and warrant as follows:

3.01

Organization, Capitalization, etc.

(a)

The Company is a corporation duly organized, validly existing, and in good standing under the laws of the British Virgin Island, and is qualified in no other state.

(b)

As of the date of execution of this Agreement, the authorized capital stock of the Company consists of 100,000,000 shares of US$0.01 par value common stock of which 12,000,000 shares are validly issued and outstanding.  The Shares owned by each person comprising the Sellers as of the Closing shall be owned free and clear of any liens, claims, options, charges, or encumbrances of whatsoever nature and are “restricted shares” for the purpose of the Securities Act and the holders of transfer shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or reliance upon an available exemption therefrom.  Each of the persons comprising the Seller has the unqualified right to sell, assign, and deliver the Shares upon consummation of the transactions contemplated by this Agreement, the Buyer will acquire good and valid title to the Shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature. In accordance with the provisions of Section 4.4 of the Agreement for Share Exchange referenced in Section 1.02 hereof, the Company is obligated to issue a total of 1,420,000 shares of its common stock to various consultants in conjunction with closing under the terms of the Agreement for Share Exchange.  Accordingly, pursuant to a registration statement on Form S-8, or other applicable form.   Following issuance of these additional shares (and without regard to the shares to be issued to complete the share exchange transaction contemplated by the Agreement for Share Exchange), the Company will have a total of 13, 420,000 shares issued and outstanding.

3.02

Authority; No Violation.  The execution and delivery of this Agreement by the Company and by the Seller, and the consummation by them of the transactions contemplated hereby have been duly authorized.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of the Certificate of Incorporation or bylaws of the Company, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Company or any of the individuals comprising the Seller is a party or by which the Company or the Seller is bound.

3.03

Financial Statements.  The Company has delivered to the Buyer audited financial statements of the Company for the fiscal year ending May 31, 2004,  which has been incorporated into the Company’s filings with the U.S. Securities and Exchange Commission and unaudited financial statement as of July 22, 2005.  Such financial statements are true and correct, and a fair and accurate presentation of the financial condition and assets and liabilities (whether accrued, absolute, contingent, or otherwise) of the Company as of the date thereof.  The audited financial statements were prepared in accordance with generally accepted principals of accounting applied on a consistent basis, and the unaudited financial statements contain all adjustments (consisting of normal recurring items) which are, in the opinion of Company, necessary for a fair representation of the interim period presented.

3.04

Tax Returns.  The Company has duly filed all tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by federal, state, or local taxing authorities (including without limitation those due in respect of its properties, income, franchises, licenses, sales, and payrolls); there are no liens upon any of the Company's property or assets; there are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted against the Company.

3.05

Liabilities.  The Company, as of the date hereof, had no liabilities or obligations of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due.  Further, neither the Seller nor the Company knows or has any reasonable ground to know of any basis for the assertion against the Company of any liability or obligation of any nature or in any amount not fully reflected or reserved against in the March 31, 2005, balance sheet.

3.06

Absence of Certain Changes.  The Company has not, and as of the Closing will not have:

(a)

Suffered any material adverse change in financial condition, assets, liabilities, business, or prospects;

(b)

Incurred any additional obligations or liabilities (whether absolute, accrued, contingent, or otherwise) which it either has not previously satisfied or will not satisfy at or before Closing;

(c)

Paid any claim or discharged or satisfied any lien or encumbrance or paid or satisfied any liability (whether absolute, accrued, contingent, or otherwise);

(d)

Declared, paid, or set aside for payment to its stockholders any dividend or other distribution in respect of its capital stock or redeemed or purchased or otherwise acquired any of its capital stock or any options relating thereto or agreed to take any such action; or

(e)

Made any material change in any method of accounting or accounting practice.

3.07

Litigation.  There are no actions, proceedings, or investigations pending or, to the knowledge of the Company or the Seller, threatened against the Company, and neither the Company nor the Seller knows or has any reason to know of any basis for any such action, proceedings, or investigation.  There is no event or condition of any kind or character pertaining to the business, assets, or prospects of the Company that may materially and adversely affect such business, assets or prospects.

3.08

Disclosure.  The Seller has disclosed to the Buyer all facts material to the assets, prospects, and business of the Company.  No representation or warranty by the Seller contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the Buyer pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide a prospective purchaser of the business of the Company with proper information as to the Company and its affairs.

3.09

Full Disclosure.  The Company and the Seller have provided the Buyer with full disclosure of all material information known to them regarding the Company and the Shares. None of the representations and warranties made herein, or in any other certificate or memorandum furnished or to be furnished to Buyer by the Company or by any of the individuals executing this Agreement as Seller, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

IV. REPRESENTATIONS AND WARRANTIES BY THE BUYER.

The Buyer hereby represents and warrant as follows:

4.01

Authority; No Violation.    The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer have been duly authorized.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which any of the individual Buyer is a party or by which any of the individual Buyer is bound.

4.02

Representations Regarding the Acquisition of the Shares.

(a)

The Buyer understands that the shares constitute restricted securities as that term is defined in Rule 144 under the Securities Act of 1933 and that such shares may not be sold or transferred in the absence of a registration statement or an available exemption from registration;

(b)

The Buyer understands the speculative nature and risks of investments associated with the Company and confirms that it is able to bear the risk of the investment, and that there may not be any public market for the Shares purchased herein;

(c)

Neither the Company nor the Seller is under an obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Shares by the Buyer, and Buyer is solely responsible for determining the status, in its hands, of the shares acquired in the transaction and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Shares;

(d)

 The Buyer has had the opportunity to ask questions of the Company and the Seller and receive additional information from the Company to the extent that the Company possessed such information, or could acquire it without unreasonable effort or expense necessary to evaluate the merits and risks of any investment in the Company.  Further, the Buyer has been given:  (1) all material books and records of the Company; (2) all material contracts and documents relating to the proposed transaction; (3) all filings made with the SEC; and, (4) an opportunity to question the appropriate executive officers of the Company and each of the individuals comprising the Seller.

(e)

The Buyer has sufficient knowledge and experience in financial and business matters, and is sufficiently familiar with investments of the type represented by the Shares, including familiarity with previous private and public purchases of speculative and restricted securities, that it is capable of evaluating the merits and risks associated with purchase of the Shares; and

(f)

In evaluating the merits of the purchase of the Shares, Buyer has relied solely on his, her or its own investigation concerning the Company and has not relied upon any representations provided by the Company or by the Seller.

V. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

5.01

Survival of Representations.  All representations, warranties, and agreements made by any party in this Agreement or pursuant hereto shall survive the execution and delivery hereof and any investigation at any time made by or on behalf of any party.

5.02

Indemnification by Buyer.  The Buyer hereby agrees to indemnify the Seller and the Company, and hold them harmless from and in respect of any assessment, loss, damage, liability, cost, and expense (including, without limitation, interest, penalties, and reasonable attorneys' fees), imposed upon or incurred by the Seller or the Company resulting from a breach of any agreement, representation, or warranty of the Buyer contained herein.

VI. ADDITIONAL CONDITIONS TO CLOSING

6.01

Obligation of Buyer to Close.  Buyer shall not be obligated to close this transaction unless:

(a)

The Buyer is satisfied with the condition of the Company following a due diligence review of the books, records, business and affairs of the Company.  The Company agrees to provide Buyer and its agents complete access to all of the Company's books, records and personnel for purposes of enabling Buyer to conduct its investigation.

(b)

There are no material liabilities on the books of the Company, other than as disclosed in the Company's financial statements for May 31, 2004, and there are no undisclosed or contingent liabilities.

(c)

There have been no changes in the Company's business or capitalization between the date of signing this Agreement and the date of Closing, except disclosed on this agreement.

(d)

The current officers and directors of the Company shall have tendered their resignations effective as of the date of Closing, or at such later date as the parties may agree, and the current directors shall have appointed persons designated by Buyer as successor members of the Board of Directors to fill the vacancies created by the resignation of the current directors.

6.02

Obligation of Seller to Close.  The Seller shall not be obligated to close this transaction unless it is satisfied, following reasonable investigation, that all of the representations of Buyer as of the date of execution of this Agreement and as of the date of Closing under this Agreement and under the Agreement for Share Exchange executed the same date as this Agreement, are true and accurate as if made on the date of Closing.

VII.  SURVIVAL AND INDEMNIFICATION

7.01

Survival.  The representations, warranties and covenants made by the parties in this Agreement and in any other certificates and documents delivered in connection herewith shall survive the Closing and shall apply until the first anniversary of the Closing Date.

7.02

Indemnification.  The Buyer shall indemnify, defend and hold harmless the Seller, the Company and its directors, officers, employees, agents, and representatives and the Seller and the Company shall indemnify, defend and hold harmless the Buyer and its directors, officers, employees, agents and representatives from and against any and all damages, claims, liabilities, losses, costs, response costs, expenses, obligations and deficiencies, including interest, penalties, and reasonable attorney’s and other fees, arising out of or in any way connected to any breach by any party of any of the representations, warranties, covenants or agreements of such party set forth in this Agreement or in any Schedule(s) furnished by or on behalf of such party under this Agreement.  The parties shall be entitled to indemnification hereunder only in respect of claims for which notice of claim shall have been given to the indemnifying party on or before 180 days from the Closing Date.

VIII.  MISCELLANEOUS

8.01

Expenses.  Each of the parties shall bear its own expenses incurred in conjunction with the Closing hereunder.

8.02

Further Assurances.  From time to time, at the request of the Buyer and without further consideration, the Seller shall execute and transfer such documents and take such action as the Buyer may reasonably request in order to effectively consummate the transactions herein contemplated.

8.03

Parties in Interest.  All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

8.04

Prior Agreements; Amendments.  This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.  This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

8.05

Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

8.06

Confidentiality.  Each party hereby agrees that all information provided by the other party and identified as "confidential" will be treated as such, and the receiving party shall not make any use of such information other than with respect to this Agreement.  If the Agreement shall be terminated, each party shall return to the other all such confidential information in their possession, or will certify to the other party that all of such confidential information that has not been returned has been destroyed.

8.07

Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) to the parties at their address specified herein, with a copy sent as follows:

If to the Seller:

First Asia International Holdings Limited

c/o Room 3505-6, Edinburgh Tower, The Landmark,

15 Queen’s Road Central, Hong Kong

If to the Buyer:

Whitehorse Technology Limited

c/o 4/F, East 3/B. Technology Saige, Hua Qiang,

Shenzhen, P.R.C., 518028.

8.08

Counterparts.  This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.09

Applicable Law.  This Agreement shall be governed by, and construed in accordance with the laws of Hong Kong SAR.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Buyer, the Seller and the Company on the date first above written.

BUYER:

Whitehorse Technology Limited

/s/ Tu Guo Shen

SELLER:

First Asia International Holdings Limited

By: /s/ Li Sze Tang

ACKNOWLEDGED AND APPROVED:

/s/ Tu Guo Shen

APEX WEALTH ENTERPRISES, LTD

By: /s/ Li Sze Tang